Exhibit 16.1

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of the Form 8-K dated June 29, 2018 of Sino Agro Food, Inc. and are in agreement with the statements contained in first sentence of the first paragraph with regards to the resignation of ECOVIS David Yeung Hong Kong as well as the second and third paragraphs therein in their entirety. We have no basis to agree or disagree with the other statements of the Registrant contained therein.

ECOVIS David Yeung Hong Kong

Honk Kong